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                                  Exhibit 99.1

FOR IMMEDIATE RELEASE

United Air Specialists, Inc.                             Contact: Sue Kozminski
4440 Creek Road                                                  (513) 891-0400
Cincinnati, OH 45242

               UNITED AIR SPECIALISTS, INC. TO MERGE WITH CLARCOR

         Cincinnati, Ohio, September 24, 1996 (Nasdaq: UASI) -- United Air Specialists, Inc. ("UAS") today announced that it has signed a definitive agreement to merge with CLARCOR Inc. (NYSE: CLC) in an exchange of common stock. UAS is a leader in the design, manufacture and sale of commercial and industrial environmental products, while CLARCOR is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and packaging products. As a result of the merger, UAS will become a subsidiary of CLARCOR.

         The Boards of Directors of each company unanimously approved the transaction which will be structured as a merger under which each fully diluted share of UAS common stock will be converted into 0.36986 shares of common stock of CLARCOR. The exchange ratio is subject to adjustment based on the actual number of fully diluted UAS shares outstanding at closing. UAS currently has approximately 3,270,000 fully diluted shares outstanding. To complete the merger, CLARCOR will issue approximately 1,210,000 shares of its common stock, bringing total outstanding shares to approximately 16,090,000.

         CLARCOR had sales of approximately $290 million and net earnings of $22 million for its fiscal year ended November 30, 1995, and expects fiscal year 1996 sales to be approximately $330 million, excluding the UAS acquisition. UAS had sales of approximately $40 million and net earnings of approximately $1.5 million for its fiscal year ended June 30, 1996.

         Durk Rorie, UAS' President and Chief Executive Officer, said, "We believe that the merger of UAS and CLARCOR is very positive for the shareholders and employees of UAS. I doubt we could have found a company with a better strategic fit for UAS than CLARCOR. There are many complementary operational, geographic and product opportunities available as a result of the combination of our two businesses."

         Larry Gloyd, CLARCOR's Chairman and Chief Executive Officer, said, "The combination of CLARCOR and UAS will significantly strengthen and expand our presence in the fast-growing environmental and industrial air filtration industry. In addition, we will have opportunities to
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increase shareholder value through business synergies, such as the potential for filter cartridges manufactured by our Airguard Industries operation to be used in filter housings manufactured by UAS. We are also very pleased that the UAS management team and employees, with their tremendous experience in industry and reputation, will become a part of the CLARCOR team, and we look forward to their significant contributions."

         Consummation of the merger is subject to, among other things, approval by the shareholders of UAS and regulatory approvals. It is intended that the merger qualify as a tax-free reorganization to UAS shareholders and be accounted for as a pooling of interests. The merger is currently expected to close in early 1997. The two largest shareholders of UAS, who collectively own approximately 50% of the outstanding shares, have agreed to vote their shares in favor of the merger.

         United Air Specialists, Inc., based in Cincinnati, Ohio, is engaged in the business of manufacturing commercial and industrial air cleaners, energy recovery systems, fluid contamination equipment and high precision fluid spraying systems.

         CLARCOR, based in Rockford, Illinois, is a diversified manufacturer and marketer of mobile, industrial air and environmental filtration products, and consumer packaging products sold to domestic and international markets.

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